Exhibit 3.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

GREYSTONE HOUSING IMPACT INVESTORS LP

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GREYSTONE HOUSING IMPACT INVESTORS LP (this “Amendment”), is dated as of June 6, 2023, and is hereby adopted by America First Capital Associates Limited Partnership Two, a Delaware limited partnership (the “General Partner”), as the general partner of Greystone Housing Impact Investors LP, a Delaware limited partnership (the “Partnership”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Greystone Housing Impact Investors LP dated as of December 5, 2022 (the “Agreement”).

Recitals

WHEREAS, on August 26, 2021, the General Partner established and set forth the terms of the Limited Partnership Interests designated as Series B Preferred Units (the “Series B Preferred Units”) and adopted an amendment to the First Amended and Restated Agreement of Limited Partnership of the Partnership to accomplish the same, which amendment was subsequently memorialized and included in the Agreement; and

WHEREAS, Section 5.02(a) of the Agreement provides that the General Partner is authorized, among other things, to amend the Agreement as provided in Section 12.03 therein, and that the General Partner is also authorized to engage in any activity necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership; and

WHEREAS, Section 5.02(b) of the Agreement provides that, with respect to its obligations, powers, and responsibilities under the Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such documents as it deems proper, all on such terms and conditions as it deems proper; and

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to amend the Agreement to modify certain terms of the Series B Preferred Units; and

WHEREAS, Section 12.03(a) of the Agreement grants the General Partner the power and authority to amend the Agreement without the consent of any of the Partnership’s Limited Partners or BUC Holders under the circumstances set forth therein; and

WHEREAS, Section 6(b) of Exhibit BP to the Agreement provides that no amendment to the Agreement shall be adopted that would have a material adverse effect on the existing terms of the Series B Preferred Units without the affirmative vote or consent of the holders of at least a majority of the outstanding Series B Preferred Units, which, as the date hereof, there are none; and

WHEREAS, the General Partner has determined that the Amendment effected hereby is not materially adverse to the interests of the Limited Partners or BUC Holders and does not otherwise have a material adverse effect on the existing terms of the Series B Preferred Units or any other series of Limited Partnership Interests; and

WHEREAS, the General Partner has determined that the Amendment to the Agreement effected hereby is authorized under Section 12.03(a)(ix) of the Agreement and Section 6(b) of Exhibit BP to the Agreement.

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.
The definition of “Series B Distribution Rate” in Section 1 of Exhibit BP to the Agreement is hereby amended and restated in its entirety to read as follows:

““Series B Distribution Rate” means a rate equal to 5.75% per annum of the Original Series B Purchase Price per Series B Preferred Unit.”

2.
The definition of “Series B Redemption Right Trigger Date” in Section 1 of Exhibit BP to the Agreement is hereby amended and restated in its entirety to read as follows:

““Series B Redemption Right Trigger Date” means the date that is the sixth anniversary of the closing date of a Series B Holder’s purchase of Series B Preferred Units.

3. Except as expressly amended hereby, the Agreement shall remain in full force and effect. The appropriate agents, officers, and representatives of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Agreement, to give effect to the intent and purposes of this Amendment. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

AMERICA FIRST CAPITAL ASSOCIATES LIMITED PARTNERSHIP TWO

By: Greystone AF Manager LLC, its general partner

By: /s/ Stephen Rosenberg

Name: Stephen Rosenberg

Title: President